Exhibit 3.1

The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Articles of Amendment	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of corporation:	Courier Corporation

(2)	Registered office address:	15 Wellman Avenue, Chelmsford, Massachusetts 01863
(number, street, city or town, state, zip code)

(3)	These articles of amendment affect article(s):	Articles 3 and 4.
(specify the number(s) of article(s) being amended (I-VI))

(4)	Date adopted:	March 18, 2009
(month, day, year)

(5)	Approved by:

(check appropriate box)

☐            the incorporators.

☒          the board of directors without shareholder approval and shareholder approval was not required.

☐            the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article 3 and 4. A vote of the board of directors establishing and designating a series of a class of stock and determining the relative rights and preferences thereof. See attached Exhibit A.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES		PAR VALUE
Common	N/A	Common	18,000,000		$1.00
Preferred	N/A	Preferred	1,000,000	*	$1.00

*      50,000 designated as Series B Junior Participating Cumulative Preferred Stock.

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES		PAR VALUE
Common	N/A	Common	18,000,000		$1.00
Preferred	N/A	Preferred	1,000,000	*	$1.00

*      175,000 designated as Series B Junior Participating Cumulative Preferred Stock.

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Exhibit A

AMENDED AND RESTATED
RESOLUTIONS OF DIRECTORS ESTABLISHING
SERIES B JUNIOR PARTICIPATING CUMULATIVE
PREFERRED STOCK

of

COURIER CORPORATION

RESOLVED, that pursuant to authority conferred upon and vested in the Board of Directors by the Restated Articles of Organization, as amended (the “Articles”), of Courier Corporation (the “Corporation”), and by Section 6.02 of the Massachusetts Business Corporation Act (the “MBCA”), the Board of Directors hereby establishes and designates a series of Preferred Stock of the Corporation, and hereby fixes and determines the preferences, limitations and relative rights of the shares of such series, in addition to those set forth in the Articles, as follows:

Section 1.                                            Designation and Amount.  The shares of such series shall be designated as “Series B Junior Participating Cumulative Preferred Stock” (the “Series B Preferred Stock”), and the number of shares initially constituting such series shall be 175,000; provided, however, that if more than a total of 175,000 shares of Series B Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Shareholder Rights Agreement dated as of March 18, 2009, between the Corporation and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 6.02 of the MBCA, may direct by resolution or resolutions that articles of amendment be filed with the secretary of state in accordance with the provisions of the MBCA, providing for the total number of shares of Series B Preferred Stock authorized to be issued to be increased (to the extent that the Articles then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

Section 2.                                            Dividends and Distributions.

(A)                              (i)                                     Subject to the rights of the holders of any shares of any class or series of preferred stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of common stock and of any other class or series of stock ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock.  The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series B Preferred Stock are entitled, which shall be 1,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.”  In the event the Corporation shall at any time after March 18, 2009 (the “Rights Declaration Date”) (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series B Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(ii)                                  Notwithstanding anything else contained in this paragraph (A), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series B Preferred Stock as provided in this paragraph (A) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(B)                                Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

Section 3.                                            Voting Rights.  In addition to any other voting rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(A)                              Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.  The number of votes which a holder of a share of Series B Preferred Stock is entitled to cast, which shall initially be 1,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.”  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series B Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(B)                                Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C)                                (i)                                     Whenever, at any time or times, dividends payable on any shares of Series B Preferred Stock shall be in arrears in an amount equal to at least six full quarter dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding shares of Series B Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of shareholders of the Corporation or at the Corporation’s next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below.

(ii)                                  Upon the vesting of such right of the holders of shares of Series B Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series B Preferred Stock as hereinafter set forth.  A special meeting of the shareholders of the Corporation then entitled to vote shall be called by the Chairman and Chief Executive Officer or the Clerk of the Corporation, if requested in writing by the holders of record of not less than 5% of the shares of Series B Preferred Stock then outstanding.  At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of shareholders of the Corporation, the holders of the shares of Series B Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors.  At any and all such meetings for such election, the holders of a majority of the outstanding shares of Series B Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or proxy, and such two directors shall be elected by the vote of at least a majority of the shares of Series B Preferred Stock held by such shareholders present or represented at the meeting, the holders of Series B Preferred Stock being entitled to cast a number of votes per share of Series B Preferred Stock as is specified in paragraph (A) of this Section 3.  Each such additional director shall not be a member of Class A, Class B or Class C of the Board of Directors of the Corporation, but shall serve until the next annual meeting of shareholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).  Any director elected by holders of shares of Series B Preferred Stock pursuant to this Section 3(C) may be removed at any annual or special meeting, by vote of a majority of the shareholders voting as a class who elected such director, with or without cause.  In case any vacancy shall occur among the directors elected by the holders of shares of Series B Preferred Stock pursuant to this Section 3(C), such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of shareholders for the election of directors.

(iii)                               The right of the holders of shares of Series B Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series B Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above-mentioned.  Upon any termination of the right of the holders of the Series B Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Series B Preferred Stock pursuant to this Section 3(C) shall terminate immediately.  Whenever the term of office of the directors elected by the holders of shares of Series B Preferred Stock pursuant to this Section 3(C) shall terminate and the special voting powers vested in the holders of the Series B Preferred Stock pursuant to this Section 3(C) shall have expired, the maximum number of members of this Board of Directors of the Corporation shall be such number as may be provided for in the By-laws of the Corporation, irrespective of any increase made pursuant to the provisions of this Section 3(C).  The voting rights granted by this Section 3(C) shall be in addition to any other voting rights granted to the holders of the Series B Preferred Stock in this Section 3.

(D)                               Except as otherwise required by applicable law or as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

Section 4.                                            Certain Restrictions.

(A)                              Whenever dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               except as permitted in subsection 4(A)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(iv)                              purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                                The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.                                            Reacquired Shares.  Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall, promptly after the acquisition thereof, be restored to authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.                                            Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation (voluntary or otherwise), no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount (the “Series B Liquidation Preference”) equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of all cash or other property to be distributed per share to holders of common stock upon such liquidation, dissolution or winding up of the Corporation, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.                                            Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series B Preferred Stock.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Section 8.                                            Redemption.  The shares of Series B Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

Section 9.                                            Ranking.  Unless otherwise expressly provided in the Articles or a Certificate of Vote of Directors Establishing a Class of Stock relating to any other series of preferred stock of the Corporation, the Series B Preferred Stock shall rank junior to every other series of the Corporation’s preferred stock previously or hereafter authorized, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.

Section 10.                                      Fractional Shares.  Series B Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.  In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000th) of a share or any integral multiple thereof.

Section 11.                                      Amendment.  The foregoing Sections 1 through 10, inclusive, and this Section 11 may only be amended in accordance with Section 10.04 of Chapter 156D of the Massachusetts General Laws (or any successor provision).

Signed by:	/s/ James F. Conway III	,
(signature of authorized individual)

☐            Chairman of the board of directors,

☒          President,

☐            Other officer,

☐            Court-appointed fiduciary,

on this	19th	day of	March	,	2009	.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $             having been paid, said articles are deemed to have been filed with me this                day of               , 20           , at               a.m./p.m.

   time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

Examiner

TO BE FILLED IN BY CORPORATION
Name approval	Contact Information:

C	Joshua Gallitano, Esq.

M	c/o Goodwin Procter LLP

Exchange Place, Boston, MA 02109

	Telephone:	(617) 570-1000

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.